As filed with the Securities and Exchange Commission on July 30, 2001
                                                 Registration No. 333-60346
____________________________________________________________________________



                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D. C. 20549


                       POST EFFECTIVE AMENDMENT NO. 1
                                     TO
                      FORM S-4 REGISTRATION STATEMENT
                                     ON
                                  FORM S-8
                                   UNDER
                         THE SECURITIES ACT OF 1933


                         FIRST VIRGINIA BANKS, INC.
           (Exact name of registrant as specified in its charter)


               Virginia                             54-0497561
     (State or Other Jurisdiction of  (IRS Employer Identification Number)
      Incorporation of Organization)


                          One First Virginia Plaza
                          6400 Arlington Boulevard
                     Falls Church, Virginia 22042-2336
                                703/241-4000
(Address, including zip code, and telephone number, including area code, of
                 Registrant's principal executive offices )


                        JAMES RIVER BANKSHARES, INC.
                     1996 EMPLOYEE STOCK OPTION PLAN AND
                   FIRST COLONIAL SAVINGS BANK INCENTIVE
                             STOCK OPTION PLAN
____________________________________________________________________________
                          (Full Title of the Plan)



                         CHRISTOPHER M. COLE, ESQ.
                Vice President and Assistant General Counsel
                         FIRST VIRGINIA BANKS, INC.
                          6400 Arlington Boulevard
                     Falls Church, Virginia  22042-2336
                               (703) 241-4486

         (Name, address and telephone number, including area code,
                           of agent for service)



                        ___________________________

                              EXPLANATORY NOTE

         This Post-Effective Amendment No.1 to Form S-4 Registration Statement on Form S-8 filed by First Virginia Banks, Inc. (the "Registrant") relates to 126,798 shares of the Registrant's common stock, par value $1.00 per share (and associated preferred share purchase rights), which were previously registered on the Registrant's Registration Statement on Form S-4 (File No. 333-60346) and are being transferred to this Registration Statement on Form S-8.

                        ___________________________

                                  PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

         The following documents filed by First Virginia Banks, Inc. (the "Company" or "First Virginia") with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

         (a) The Company's Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Commission on March 29, 2001;

         (b) The Company's Quarterly Report on Form 10-Q filed with the Commission on May 14, 2001;

         (c) The description of the Company's Common Stock, par value $1.00 per share, contained in the Company's Registration Statement on Form 8-A filed with the Commission on February 23, 1971 with respect to such Common Stock, including any amendment or report filed for the purposes of updating such description;

         (d) The Company's Registration Statement on Form 8-A dated August 1, 1988, as amended on August 27, 1997, relating to the Company's Rights Agreement; and

         (e) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year referred to in (a) above; and

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.


Item 4.   Description of Securities.

             Not applicable.

Item 5.   Interests of Named Experts and Counsel.

             The legality of the securities offered hereby has been passed upon by Christopher M. Cole, Esquire, Vice President and Assistant General Counsel to the Company.



Item 6.   Indemnification of Directors and Officers

         Section 13.1-697 of the Virginia Stock Corporation Act (the "Corporation Act") allows, in general, for indemnification by a Virginia corporation of any person threatened with or made a party to any action, suit or proceeding by reason of the fact that he or she is, or was, a director or officer of such corporation if such director or officer conducted himself in good faith and believed, with respect to acts in his official capacity, that his conduct was in the best interests of the corporation and, with respect to all other acts, that his conduct was not opposed to the best interests of the corporation. Indemnification is also authorized with respect to a criminal action or proceeding where the person had no reasonable cause to believe that his or her conduct was unlawful. However, a Virginia corporation may not indemnify a director or officer under Section 13.1-697 to the extent such a director or officer is adjudged liable to the corporation in an action by or in the right of the corporation or is adjudged liable on the basis that personal benefit was improperly received by him in any other proceeding, whether or not involving action in his official capacity.

         Section 13.1-692.1 of the Corporation Act provides limitations on damages payable by directors and officers in actions by or in the right of the corporation or by or on behalf of stockholders of the corporation except in cases of willful misconduct or knowing violation of the criminal law or any of the federal or state securities law, including any claim of unlawful insider trading or manipulation of the market for any security.

         Article VI of First Virginia Banks, Inc.'s Articles of Incorporation, as amended as of the date hereof, mandates the indemnification of its directors, advisory directors and officers against all liabilities, fines, penalties and claims imposed upon them (including amounts paid in settlement and reasonable expenses) resulting from proceedings instituted against them by third parties or by or on behalf of First Virginia itself except for such liabilities and expenses that are incurred as a result of such person's willful misconduct or knowing violation of criminal law. Subsection (a) of
Article VI provides that First Virginia, upon a majority vote of the disinterested directors, may contract in advance to provide such indemnification and to advance the expenses of such director, advisor director or officer.

         Subsection (b) of Article VI requires the advancement of expenses reasonable incurred by a director, advisory director or officer in a proceeding upon receipt of an undertaking from him to repay the amounts advanced if it is ultimately determined that he is not entitled to indemnification. If, however, a determination has been made that the director, advisory director or officer is not entitled to be indemnified, expenses need not be advanced.

         Subsection (c) of Article VI authorizes First Virginia to provide indemnification and make advances and reimbursements to a lesser extent or to the same extent as it provides to its directors, advisory directors and officers to other persons including its present and former employees and agents and the directors, advisory directors and officers of its subsidiaries and affiliates. First Virginia may also contract in advance to provide such indemnification.


         Subsection (d) of Article VI provides that in any proceeding brought by a stockholder in the right of First Virginia or brought by or on behalf of the stockholders of First Virginia, no damages may be assessed against a director, advisory director or officer of First Virginia arising out of a single transaction, occurrence, or course of conduct. This elimination of liability is not applicable if the director, advisory director or officer engages in willful misconduct or a knowing violation of criminal law or of any federal or state securities law.

         Subsection (e) of Article VI provides that provisions of Article VI shall be applicable from and after its adoption even though some or all of the underlying conduct or events relating to the proceeding with respect to which indemnity is claimed may have occurred before such adoption. Further, no amendment, modification, or repeal of Article VI shall diminish the rights provided thereunder to any person arising from events that occurred prior to such amendment, modification or repeal.

         Subsection (f) of Article VI provides that First Virginia may purchase and maintain insurance to indemnify it against liability assumed by First Virginia by Article VI and may also purchase and maintain insurance on behalf of any person who is or was a director, advisory director, officer, employee or agent of First Virginia or is or was serving at the request of First Virginia as a director, officer, employee or agent of another entity against any liability or expenses incurred by such person in any such capacity or arising from the person's status as such, whether or not First Virginia would have the power to indemnify the person against such liability under the provisions of Article VI.

         First Virginia maintains a Directors and Officers Liability Insurance Policy issued by Federal Insurance Company (part of the Chubb group of Insurance Companies) in the aggregate annual amount of $50 million. This policy provides coverage up to 100% of its face amount. In general, the policy insures (i) First Virginia's directors and officers and those of its affiliates against loss by reason of their wrongful acts, and/or (ii) First Virginia against claims against the directors and officers by reason of their wrongful acts for which First Virginia is required to indemnify or pay, all as such terms are defined in the policies and subject to the terms and conditions contained therein.

         Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors and officers liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. Sec. 1818(b)).



Item 7.   Exemption from Registration Claimed.

              Not applicable


Item 8.   Exhibits

              The following exhibits are filed as a part of this Registration Statement.

    Number    Description

    4 Restated Articles of Incorporation of the Company, as amended, which are incorporated by reference to Exhibit 3 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, filed with the Commission on August 13, 1998.

    4.2 Restated Bylaws of the Company which are incorporated by reference to Exhibit 3(ii) to the Company's Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Commission on March 29, 2001.

    4.3 Amended and Restated Rights Agreement dated as of July 29, 1988, as amended as of August 27, 1997, between the Company and Registrar and Transfer Company, Rights Agent, which is incorporated by reference to Exhibit 1 filed under Form 8-A/A, filed with the Commission on September 29, 1997.

    5 Opinion of Christopher M. Cole, Vice President and Assistant General Counsel to the Company.

    23.1 Consent of Christopher M. Cole, Vice President and Assistant General Counsel to the Company, which is contained in his opinion filed as Exhibit 5.

    23.2      Consent of KPMG LLP.

    23.3      Consent of Ernst & Young LLP.


Item 9.   Undertakings.

(a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");


              (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

              (iii)to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information set forth in the Registration Statement;

         provided, however, that paragraphs (a) (1) (i) and (a) (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                 SIGNATURES

                               THE REGISTRANT

         Pursuant to the requirements of the Securities Act of 1933, First Virginia Banks, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the County of Fairfax, State of Virginia, on this 25th day of July, 2001.


                                FIRST VIRGINIA BANKS, INC.



                                       /s/ Barry J. Fitzpatrick
                               By_________________________________________
                                  Barry J. Fitzpatrick, Chairman of the Board,
                                  President and Principal Executive Officer





         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on July 25, 2001.






     /s/ Barry J. Fitzpatrick                 /s/ Richard F. Bowman
__________________________________       __________________________________
Name:  Barry J. Fitzpatrick              Name:  Richard F. Bowman
Title: Chairman of the Board, President  Title: Principal Financial Officer
and Principal Executive Officer          and Principal Accounting Officer








     /s/ Jennifer S. Banner                   /s/ Edward L. Breeden, III
__________________________________       __________________________________
Name: Jennifer S. Banner                 Name: Edward L. Breeden, III
Title: Director                          Title: Director








    /s/ Paul H. Geithner, Jr.                /s/ L. H. Ginn, III
__________________________________       __________________________________
Name: Paul H. Geithner, Jr.              Name: L. H. Ginn, III
Title: Director                          Title: Director






    /s/ Edward M. Holland
__________________________________       __________________________________
Name: Edward M. Holland                  Name: Lawrence T. Jennings
Title: Director                          Title: Director






    /s/ Eric C. Kendrick                     /s/ W. Lee Phillips, Jr.
__________________________________       ____________________________________
Name: Eric C. Kendrick                   Name: W. Lee Phillips, Jr.
Title: Director                          Title: Director






__________________________________       ____________________________________
Name: Joseph W. Richmond, Jr.            Name: Lynda S. Vickers-Smith
Title: Director                          Title: Director






    /s/ Robert H. Zalokar                    /s/ Albert F. Zettlemoyer
__________________________________       ____________________________________
Name: Robert H. Zalokar                  Name: Albert F. Zettlemoyer
Title: Director                          Title: Director



                                   II - 5



                               EXHIBIT INDEX
                                     to
                   Registration Statement on Form S-8 of
                         First Virginia Banks, Inc.



Exhibit  Description

    4 Restated Articles of Incorporation of the Company, as amended, which are incorporated by reference to Exhibit 3 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, filed with the Commission on August 13, 1998.

    4.2 Restated Bylaws of the Company which are incorporated by reference to Exhibit 3(ii) to the Company's Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Commission on March 29, 2001.

    4.3 Amended and Restated Rights Agreement dated as of July 29, 1988, as amended as of August 27, 1997 between the Company and Registrar and Transfer Company, Rights Agent, which is incorporated by reference to Exhibit 1 filed under Form 8-A/A, filed with the Commission on September 29, 1997.

    5 Opinion of Christopher M. Cole, Vice President and Assistant General Counsel to the Company.

    23.1 Consent of Christopher M. Cole, Vice President and Assistant General Counsel to the Company, which is contained in his opinion filed as Exhibit 5.

    23.2      Consent of KPMG LLP.

    23.3      Consent of Ernst & Young LLP.



                                                                    EXHIBIT 5

                             [FVBI Letterhead]


                               July 25,  2001


First Virginia Banks, Inc.
6400 Arlington Boulevard
Falls Church, Virginia  22042-2336

         Re: Registration Statement on Form S-8 Relating to the James River Bankshares, Inc. 1996 Employee Stock Option Plan and First Colonial Savings Bank Incentive Stock Option Plan

Ladies and Gentlemen:

         I am familiar with the proceedings taken by First Virginia Banks, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, of an aggregate of 126,798 shares of its common stock, $1.00 par value per share
(the "Shares"), which are part of the conversion of James River stock options under the James River Bankshares, Inc. 1996 Stock Option Plan and the First Colonial Savings Bank Incentive Stock Option Plan to First Virginia stock options.

         As counsel for the Company, the Registration Statement has been reviewed under my direction, and I have examined and am familiar with the records relating to the organization of the Company, including its articles of incorporation, bylaws and all amendments thereto, and the records of all proceedings taken by the Board of Directors of the Company pertinent to the rendering of this opinion.

         Based on the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that the Shares have been duly authorized and, when issued and paid for the Shares will be validly issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion with the Commission as
Exhibit 5 to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by
Section 7 of the Securities Act, or other rules and regulations of the Commission thereunder.


                                  Very truly yours,

                                  /s/ Christopher M. Cole

                                  Christopher M. Cole
                                  Vice President and
                                  Assistant General Counsel


                                                                 EXHIBIT 23.2




                       CONSENT OF INDEPENDENT AUDITORS



The Board of Directors and Shareholders
First Virginia Banks, Inc.

We consent to the use of our report dated January 16, 2001, relating to the consolidated balance sheets of First Virginia Banks, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended, which report is included in the annual report to shareholders, in the December 31, 2000 annual report on Form 10-K of First Virginia Banks, Inc., which annual report is incorporated by reference in this Post Effective Amendment No. 1 to Form S-4 Registration Statement on Form S-8 of First Virginia Banks, Inc.


                                         /s/ KPMG LLP

Richmond, Virginia
July 30, 2001






                                                                 EXHIBIT 23.3





                       CONSENT OF INDEPENDENT AUDITORS



The Board of Directors and Shareholders
First Virginia Banks, Inc.

         We consent to the incorporation by reference in Post Effective Amendment No. 1 to the Registration Statement (Form S-4) on the Registration Statement on (Form S-8) of First Virginia Banks, Inc. related to the James River Bankshares, Inc. 1996 Employee Stock Option Plan and the First Colonial Savings Bank Incentive Stock Option Plan of our report dated January 19, 1999, with respect to the consolidated statements of income, shareholders' equity and cash flows of First Virginia Banks, Inc. for the year ended December 31, 1998 included in its Annual Report (Form 10-K) for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

                                         /s/ Ernst & Young LLP


McLean, Virginia
July 25, 2001